CPI Aerostructures, Inc. 8-K

Exhibit 10.1

Execution Version

ELEVENTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

ELEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) entered into as of November 9, 2022 by and among CPI AEROSTRUCTURES, INC. (the “Borrower”), BANKUNITED, N.A., a national banking association, as Sole Arranger, Agent and a Lender, DIME COMMUNITY BANK, a New York banking corporation, as a Lender, and the other financial institutions from time to time parties thereto as lenders (collectively, the “Lenders” and each a “Lender”), and BANKUNITED, N.A., a national banking association, as administrative agent and collateral agent for the Lenders thereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent”).

WHEREAS, the Borrower, the Agent and each Lender are parties to that Amended and Restated Credit Agreement dated as of March 24, 2016, as amended by that First Amendment and Waiver to Amended and Restated Credit Agreement dated as of May 9, 2016, as further amended by that Second Amendment to Amended and Restated Credit Agreement dated as of July 13, 2017, as further amended by that Third Amendment and Waiver to Amended and Restated Credit Agreement dated as of August 15, 2018, as further amended by that Fourth Amendment dated as of December 20, 2018, as further amended by that Fifth Amendment to Amended and Restated Credit Agreement dated as of June 25, 2019, as further amended by that Sixth Amendment and Waiver to Amended and Restated Credit Agreement dated as of August 24, 2020 (the “Sixth Amendment”), as further amended by that Consent, Waiver and Seventh Amendment to Amended and Restated Credit Agreement dated as of May 11, 2021, as further amended by that Waiver and Eighth Amendment to Amended and Restated Credit Agreement dated as of October 28, 2021 (the “Eighth Amendment”), as further amended by that Consent, Waiver and Ninth Amendment to Amended and Restated Credit Agreement dated as of April 12, 2022, and as further amended by that Consent, Waiver and Tenth Amendment to Amended and Restated Credit Agreement dated as of August 17, 2022 (collectively, the “Agreement”);

WHEREAS, the Borrower has requested that the Agent and each Lender amend certain provisions of the Agreement including to extend the maturity date of the Loans; and

WHEREAS, the Agent and each Lender are willing to accede to such request to amend certain provisions of the Agreement, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.            All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement. This Amendment constitutes a Loan Document.

2.            Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(a)          Section 1.1 of the Agreement (Defined Terms) is amended by deleting the following definitions “Applicable Margin,” “Revolving Credit Termination Date,” and “Term Loan Maturity,” and substituting the following therefor:

“Applicable Margin”: means from time to time with respect to Revolving Credit Loans and Term Loans and the fees payable under Section 3.5(a), the following percentages per annum:

Base Rate Margin	Commitment Fee
3.50% from November 1, 2022 through November 30, 2023	0.50% through the Revolving Credit Termination Date”

“Revolving Credit Termination Date”: November 30, 2023.”

“Term Loan Maturity Date”: November 30, 2023.”

(b)          Section 2.7 of the Agreement (Repayment of Term Loan) is amended by deleting same and substituting the following therefor:

“2.7 Repayment of Term Loan. The principal balance of the Term Loan shall be payable to the Administrative Agent for the account of each Term Lender (in accordance with each Term Lender’s respective Term Loan Percentage) (i) in consecutive monthly installments of principal, in the principal amounts set forth on the table below, such payments commencing on May 1, 2016 with each succeeding installment being due on the first Business Day of each month thereafter until the Term Loan has been paid in full, (ii) in the amount of $750,000 in three installments of $250,000 on the last Business Day of each of November 2021, December 2021 and March 2022, (iii) in the amount of $750,000 in three installments of $250,000 on the last Business Day of each of September 2022, December 2022 and March 2023 (the payments provided for in Section 2.7 (ii) and (iii) are referred to herein as the “Special Principal Payments”) and (iv) as a final payment due on the Term Loan Maturity Date in an amount equal to the then outstanding principal balance of the Term Loan, if any. Notwithstanding the foregoing, upon Borrower’s receipt of a Contract Termination Payment (if any), a A-10 2015 REA Payment or Net Offering Proceeds, Borrower shall then either (1) prepay the Term Loan (which in the case of Eurodollar Term Loans shall be on the last day of the current Interest Period) in the principal amount equal to the applicable Designated Amount plus all accrued and unpaid interest through the date of prepayment, or (2) at Borrower’s request (subject to Agent’s approval), deposit into a bank account held by and pledged (as additional collateral for the Loans and any related interest rate swap obligations, if applicable) to the Agent on behalf of the Term Lenders, on terms and documentation satisfactory to the Agent and its counsel, an amount equal to the applicable Designated Amount. Each Term Lender shall receive its Term Loan Percentage of each installment of principal paid under the Term Loan.

First Business Day Month and Year	Principal Amortization Amount per Month
May 2016 – April 2017	$41,667.67
May 2017 – April 2018	$125,000.00
May 2018 – August 2018	$166,666.67
September 2018 – June 2021	$175,000.00
July 2021 and each month thereafter until the outstanding principal balance of the Term Loan is paid in full	$200,000.00 or an amount equal to the then outstanding principal balance of the Term Loan, whichever is lower”

(c)          Schedule 4.18 of the Agreement is hereby amended by deleting the same and substituting the attached Schedule 4.18 therefor.

(d)          Schedule 7.2 of the Agreement is hereby amended by deleting the same and substituting the attached Schedule 7.2 therefor.

(e)          Schedule 7.3 of the Agreement is hereby amended by deleting the same and substituting the attached Schedule 7.3 therefor.

(f)           Except as amended herein, all other provisions of the Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

3.            Each Lender and the Borrower agree that as of November 9, 2022, the aggregate outstanding principal amount of: (a) the Revolving Credit Loans as evidenced by Revolving Credit Notes is $21,000,000.00, (b) the Term Loan as evidenced by the corresponding Term Notes is $1,783,333.32 (exclusive of the component of the Term Loan consisting of the Amendment Fee (as defined below) and (c) the fee payable by the Borrower under Section 9 of the Eighth Amendment is $250,000 (the “Amendment Fee”), which is accruing interest, since the Effective Date (as defined in the Eighth Amendment), at the rate applicable to the Term Loan.

4.            The Borrower hereby represents and warrants to each Lender that:

(a)          Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety.

(b)          No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)          There are no defenses or offsets to the Borrower’s obligations under the Agreement, the Notes or the other Loan Documents or any of the other agreements in favor of the Lenders referred to in the Agreement.

(d)          The WHEREAS clauses set forth hereinabove are true and correct.

5.            It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans, obligations and other extensions of credit provided in the Agreement (as herein amended) and the other Loan Documents.

6.            The amendments set forth herein are limited precisely as written, based on the facts specified, and shall not be deemed to (a) be a consent with respect to or a waiver of any term or condition of the Agreement, the other Loan Documents or any of the documents referred to therein, or (b) prejudice any right or rights which either Lender may now have or may have in the future under or in connection with the Agreement, the other Loan Documents or any documents referred to therein. Whenever the Agreement is referred to in this Amendment, the other Loan Documents or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

7.            The Borrower agrees to pay on demand, and the Agent may charge any deposit or loan accounts of the Borrower, all expenses (including reasonable attorneys’ fees) incurred by the Lenders in connection with the negotiation and preparation of this Amendment and all instruments, agreements and other documents executed or delivered in connection herewith.

8.            In consideration of the accommodations provided by the Agent and the Lenders under this Amendment, the Borrower and the Guarantors (by virtue of their undersigned consent), on behalf of themselves and for each of their direct and indirect Affiliates, successors, predecessors and assigns, and their present and former legal representatives, employees, agents, and attorneys, and their trustees, successors and assigns (collectively, the “Releasors”), hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably waive, release and forever discharge (the “Release”) the Agent and the Lenders and the Agent and the Lenders’ Affiliates and subsidiaries (collectively, the “Lender Parties”) from and against any and all rights, claims, counterclaims, demands, suits, actions or causes of action against the Agent or either Lender or the other Lender Parties, whether known or unknown, contingent or absolute, liquidated or unliquidated or otherwise, arising out of the Agent or the Lenders’ or the other Lender Parties’ actions or inactions in connection with the Loans prior to the execution and delivery of this Amendment prior to the execution and delivery of this Amendment, as well as any and all rights of setoff, defenses, claims, counterclaims, demands, suits, actions, and causes of action, in each case in connection with the Loans prior to the execution and delivery of this Amendment, and any other bar to the enforcement of the Agreement, the Notes or any of the other Loan Documents which shall have accrued prior to the execution and delivery of this Amendment. In any litigation arising from or related to an alleged breach of the Release, the Release may be pleaded as a defense, counterclaim or cross claim and shall be admissible into evidence without foundation testimony whatsoever. The Releasors expressly covenant and agree that the Release shall be binding in all respects upon their respective successors, assigns and transferees including, without limitation, any trustee in bankruptcy, and shall inure to the benefit of the successors and assigns of the Agent, the Lenders and the other Lender Parties.

9.            If any of the Borrower or the Guarantors shall (a) file with any bankruptcy or similar court or be the subject of any petition under any Debtor Relief Law; (b) be the subject of an order for relief under any Debtor Relief Law; (c) file or be the subject of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Debtor Relief Law; (d) seek, consent to or acquiesce in the appointment of a trustee, receiver, conservator or liquidator; or (e) be the subject of an order, judgment or decree entered by a court of competent jurisdiction approving a petition filed against any of the Borrower or the Guarantors for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Debtor Relief Law, then the Agent shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of the United States Bankruptcy Code or from any other stay or suspension of remedies of the rights and remedies otherwise available to the Agent under the Agreement or any other Loan Documents, and each of the Borrower and the Guarantors specifically acknowledges that “cause” exists for such relief within the meaning of Section 362(d) of the United States Bankruptcy Code and agrees not to oppose any motion by the Agent for relief from the automatic stay imposed by Section 362.

10.          This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date set forth in the first paragraph hereof (the “Effective Date”):

(a)          Loan Documents. The Administrative Agent shall have received counterparts of this Amendment (inclusive of all exhibits, and attachments), executed and delivered by a duly authorized officer of the Borrower and the Guarantors, with a counterpart or a conformed copy for each Lender.

(b)          Secretary’s Certificate of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate, dated as of the Effective Date, executed by the Secretary or any Assistant Secretary of the Borrower certifying (i) a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment and (ii) the incumbency and signature of the officers of the Borrower executing this Amendment and any other Loan Document, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(c)          Secretary’s Certificates of the Guarantors. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate, dated as of the Effective Date, executed by the Secretary or any Assistant Secretary of each Guarantor certifying (i) a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of such Guarantor authorizing the execution, delivery and performance of this Amendment and (ii) the incumbency and signature of the officers of such Guarantor executing this Amendment and any other Loan Document, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(d)          Fees. The Lenders shall have received all invoiced fees, costs, expenses and compensation required to be paid on the Effective Date (including the reasonable fees, disbursements and other charges of legal counsel to the Arranger, the Agent and the Lenders).

(e)          Consents, Licenses and Approvals. All governmental and material third party approvals necessary in connection with the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect or shall continue to be in full force and effect.

(f)           Litigation. Except as set forth on Schedule 4.6 of the Agreement, there shall be no litigation or administrative proceeding or proposed or pending regulatory changes in law or regulations applicable to the Borrower or its Subsidiaries, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the execution, delivery and performance of the Loan Documents and the Borrowings hereunder.

(g)          Indebtedness. As of the Effective Date, the Borrower and its Subsidiaries shall not have outstanding Indebtedness for borrowed money or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness permitted under the Agreement, and Indebtedness as set forth on Schedule 7.2 of the Agreement.

(h)          Documentation. The Lenders shall have received such other documents and other instruments or certificates as they may reasonably request.

(i)           Material Adverse Effect. Since June 30, 2022, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

(j)           Execution by Lenders. This Amendment shall have been executed and delivered by each Lender hereunder.

11.          The Borrower shall cause the Uniform Commercial Code financing statement (filing number 201808256053838) naming IBM Credit LLC, as secured party, and the Borrower, as debtor, filed with the Uniform Commercial Code Division of the State of New York on August 25, 2018, to be terminated on or before December 15, 2022.

12.          This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in Section 10 above) on the date of execution by the Agent and the Lenders, retroactive to such date.

13.          This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

14.          This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by PDF or other electronic means shall be effective as delivery of a manually executed original counterpart hereof. Notwithstanding the foregoing, the Borrower and Guarantors shall execute and deliver four (4) original counterparts of this Amendment to the Administrative Agent on or about the Effective Date.

[Signature Page to Follow]

SIGNATURE PAGE

Eleventh Amendment to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC., as Borrower

By:	/s/ Andrew L. Davis
Andrew L. Davis
Chief Financial Officer

BANKUNITED, N.A., as Arranger, Agent and a Lender

By:	/s/ Brian McGahee
Brian McGahee
Senior Vice President

BANKUNITED, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Brian McGahee
Brian McGahee
Senior Vice President

DIME COMMUNITY BANK, as a Lender

By:	/s/ Jeffrey Barber
Jeffrey Barber
Executive Vice President

Signature Page to Eleventh Amendment to Amended and Restated Credit Agreement

Each of the Guarantors indicated below hereby consent to this Amendment and acknowledge its continuing liability under its respective Guaranty with respect to the Agreement, as amended hereby, including (without limitation) the Loan Documents executed in connection with the Obligations and all other documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense of counterclaim, any such offset, defense or counterclaim as may exist being hereby irrevocably waived by each Guarantor.

GUARANTORS:

WELDING METALLURGY, INC.

By:	/s/ Andrew L. Davis
Andrew L. Davis:
Chief Financial Officer

COMPAC DEVELOPMENT CORPORATION

By:	/s/ Andrew L. Davis
Andrew L. Davis
Chief Financial Officer

Guarantor Consent to Eleventh Amendment to Amended and Restated Credit Agreement